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                                                                    Exhibit 10.7

         SALES AGENCY AGREEMENT (this "Agreement"), dated as of October 18, 2004 (the "Effective Date"), between Ortec International, Inc., a Delaware corporation ("Ortec"), and Cambrex Bio Science Walkersville, Inc., a Delaware corporation ("Agent").

                                    RECITALS

         WHEREAS, Ortec has certain rights in the Territory (as defined below) in and to Orcel'r', which enable Ortec to make, have made, use and, following regulatory approval, sell Orcel'r' in the Territory;

         WHEREAS, Agent manufactures Orcel'r' for Ortec pursuant to the Cell Therapy Manufacturing Agreement, dated as of October 29, 2003, between Agent and Ortec (as amended, the "Manufacturing Agreement");

         WHEREAS, Agent has and will acquire certain expertise in the marketing of cell therapy products to customers in the Territory;

         WHEREAS, Ortec desires to engage Agent as Ortec's exclusive agent to, following regulatory approval, market and sell Orcel'r' on behalf of Ortec in the Territory;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, Ortec and Agent, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

         "Affiliate" shall mean, with respect to either party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party. For purposes of this definition, the term "control" means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, resolution or otherwise.

         "Adverse Event" shall mean any untoward medical occurrence in a patient administered the Product and which does not necessarily have a causal relationship with the Product. In the event that the definition of "adverse event" is modified in the Territory by the FDA or any other applicable governmental agency, the corresponding definition set forth in this Agreement shall be modified accordingly.

         "Applicable Sales Tax" shall mean any sales or similar transactional tax (i) that is (x) imposed by a state or local jurisdiction in the United States or any other jurisdiction and (y) designated in a written notice by Ortec to Agent from time to time or (ii) imposed by a jurisdiction not designated by Ortec and for which Agent is aware that a sales tax applies.




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         "Change in Control" of a party shall mean any of the following: (a) the sale, lease conveyance or other disposition of all or substantially all of its assets as an entity or substantially as an entity in one or more transactions;
(b) the consummation of any consolidation or merger (i) in which it is not the continuing or surviving corporation or (ii) pursuant to which its shares would be converted into cash, securities or other property, in each case other than a consolidation or merger in which the holders of its shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of the continuing or surviving corporation immediately after such consolidation or merger; (c) any transaction or a series of transactions (as a result of a tender offer, merger or consolidation) that results in the direct or indirect acquisition of beneficial ownership of 50% or more of the aggregate voting power of its capital stock entitled to vote generally in the election of its directors; or (d) any transaction or a series of transactions that results in the direct or indirect acquisition by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 but excluding for this purpose such party or its subsidiaries or any employee benefit plan of such party or its subsidiaries which acquires beneficial ownership of voting securities of such party) of beneficial ownership of 50% or more of the aggregate voting power of its capital stock entitled to vote generally in the election of its directors.

         "Competitive Product" means, at the relevant time of determination, any product used for the treatment of dermatological chronic or acute wound healing (other than burn wounds).

         "Consent and Agreement" means the Consent and Agreement, dated as of the date hereof, between Agent and Paul Royalty.

         "FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

         "Fully Burdened Costs" shall mean the fully burdened costs of Agent determined in accordance with Exhibit C hereto.

         "Launch Date" shall mean the later of (i) April 1, 2005 and (ii) the first day of the calendar month immediately following the expiration of sixty
(60) days following the VLU Approval Date.

         "Lockbox Account" shall mean the lockbox account into which all payments in respect of the sale of the Products are to be remitted pursuant to the terms of the Consent and Agreement.

         "Marketing Plan" shall mean, with respect to each therapeutic indication, the marketing plan developed and agreed to in writing by Agent and Ortec for such indication in the Territory, as amended by the parties from time to time, which plan shall include the following items: (i) market and situation analysis, (ii) Strengths, Weaknesses, Opportunities, Threats (SWOT) Analysis,
(iii) promotional message, (iv) sales force requirements (e.g., number required for adequate coverage, background requirements and required training), (v) core promotional materials, (vi) symposium schedule, (vii) publication strategy, and
(viii) year-by-year budget for the various marketing activities.

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         "Net Sales" shall mean the invoice price billed by or on behalf of
Agent to customers in the Territory on sales of Product, less the following items: (i) discounts or rebates actually allowed in accordance with Section 6(d), (ii) Applicable Sales Tax and (iii) the actual cost of freight, insurance, handling and transportation charges invoiced to a customer.

         "New Custom Production Suite" shall mean a fully operational Custom Production Suite (as defined in the Manufacturing Agreement) built at Agent's facility after the Effective Date with a production capacity capable of producing enough inventory of Product Units allowing for sales of the applicable Total US Forecast Amount in each Target Year.

         "Other Capacity Event" shall mean the occurrence or achievement of an event or series of events (e.g., utilization of existing production capacity at Agent's facility or development of significant process improvements) which collectively results in the creation of production capacity at Agent's facility capable of producing enough inventory of Product Units allowing for sales of the applicable Total US Forecast Amount in each Target Year.

         "Paul Royalty" shall mean Paul Royalty Fund, L.P. (formerly known as Paul Capital Royalty Acquisition Fund, L.P).

         "Paul Royalty Transaction Agreements" shall mean the (i) Amended and Restated Revenue Interests Assignment Agreement, dated as of February 26, 2003, among Orcel LLC, Ortec and Paul Royalty, (ii) Amended and Restated Security Agreement, dated as of October 18, 2004, among Orcel, Ortec and Paul Royalty, and (iii) Pledge Agreement, dated as of February 26, 2003, between Ortec and Paul Royalty.

         "Person" shall mean any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust or other entity or any government or any governmental authority.

         "Pro Rata Manufacturing Fee" shall mean, with respect to any Product Unit for which Agent has not collected payment within the Allowed Collection Period (as defined in Section 3(c)(ii)), an amount equal to the quotient of: (i) the total amount invoiced to Ortec for services provided by Agent under the Manufacturing Agreement during the calendar month in which such Product Unit was manufactured and (ii) the total number of Product Units manufactured by Agent under the Manufacturing Agreement during such calendar month.

         "Product-Related Employee" shall mean any employee of Agent whose business function (on a full- or part-time basis) involves the performance of Agent's Marketing Efforts hereunder, including without limitation Product sales representatives; provided, however, that order entry personnel shall not constitute a Product-Related Employee.

         "Product Trademark" shall mean the Orcel'r' trademark or such other trademark as may be selected by Ortec for use on the Products and/or accompanying logos, trade dress and/or indicia of origin owned by Ortec.

         "Product Unit" shall mean a single patient dose or unit of Product.

                                       3




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         "Products" shall mean all existing and future bilayered cellular matrix products (including, without limitation, Orcel'r' products), in either the fresh or cryopreserved version, with respect to which Ortec or any Affiliate of Ortec has the right to commercialize in the United States during the Term for the treatment of VLU, DFU and for any other therapeutic indication for dermatological chronic or acute wound healing or any other dermatological application.

         "Regulatory Approval" shall mean any approvals, licenses, registrations or authorizations of the FDA, necessary for the commercialization of a Product in the Territory.

         "Target Year" shall mean each successive period of twelve (12) consecutive months beginning on the Launch Date and each anniversary thereof during the Term.

         "Termination Fee" shall mean such payment due to Agent in the event Ortec exercises its right to terminate this Agreement pursuant to Section 11(a)(7) hereto. The Termination Fee shall be equal to the difference between:

         (A) the present value on the effective date of such termination (the "Change in Control Termination Date") of all Commissions that Agent shall have been entitled to throughout the remaining term of this Agreement if this Agreement shall have expired on the Initial Expiration Date and assuming that:

                  (i) the number of Product Units sold by Agent during such period equals the greater of (1) the sum of the Total US Forecast Amounts for each remaining year of the term of this Agreement assuming the Agreement expires on the Initial Expiration Date and (2) the product of (x) the number of Product Units sold by Agent during the twelve month period preceding the Change in Control Termination Date and (y) the remaining term of this Agreement (in years) assuming this Agreement expires on the Initial Expiration Date, and

                  (ii) the price of each Product Unit equals the lower of (x) One Thousand One Hundred Dollars ($1100) and (y) the average price of a Product Unit during the twelve month period preceding the Change in Control Termination Date, and

         (B) the present value on the Change in Control Termination Date of all amounts required to have been spent by Agent hereunder in support of Agent's Marketing Efforts between the Change in Control Termination Date and the Initial Expiration Date (with the required expenditure being prorated for any partial year). The discount rate to be applied in determining present value for the purposes of this definition shall be 10% per annum.

         "Territory" shall mean the United States (including the Commonwealth of Puerto Rico and other U.S. territories and possessions).

         "Third Party" shall mean any Person other than Agent or Ortec or any of their Affiliates.

         "TRS Machine" shall mean the Thaw Rinse System machine (including any second

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generation or improved versions thereof) developed by Ortec which is to be used by health care professionals for the preparation of the Product Units for clinical use.

         "TRS Tray" shall mean the plastic tray (including any second generation or improved versions thereof) developed by Ortec which is to be used by health care professionals, in conjunction with a TRS Machine, for the preparation of the Product Units for clinical use.

         "Unrelated Products" shall mean all products sold by Agent other than the Products.

         2. REGULATORY APPROVALS. Ortec shall use all commercially reasonable efforts to obtain Regulatory Approval of Orcel'r' for the treatment of venous leg ulcers ("VLU") prior to January 1, 2005, and for diabetic foot ulcers ("DFU") prior to December 31, 2006. In addition, Ortec shall use best efforts to provide Agent with a good faith estimate (and updates thereto) of the expected Regulatory Approval date of Orcel'r' for the DFU indication (the "Expected DFU Approval Date").

         3. AGENCY; OBLIGATIONS OF AGENT AND ORTEC.

         (a) Appointment of Agent. Ortec hereby appoints Agent as the exclusive agent of Ortec in the Territory for (i) promoting the Products and (ii) soliciting, taking and filling orders for the sale by Ortec of Products. Accordingly, during the Term neither Ortec nor any Affiliate of Ortec will directly solicit, take or fill orders for sales of Products in the Territory (except through the agency established by this Agreement) or appoint any other sales agent or representative to promote the Products in the Territory or solicit, take or fill orders for sales by Ortec or any Affiliate of Ortec of Products in the Territory.

         (b) Agent Obligations.

                  (i) Agent is authorized and, during the Term will use commercially reasonable efforts, on behalf of Ortec to solicit, take, fill and collect payment for orders for the Products in the Territory and to promote and market the Products in the Territory in accordance with the applicable Marketing Plans (such activities, "Agent's Marketing Efforts"); provided, however, that Agent shall be entitled to allocate its efforts between sales of Products and sales of Unrelated Products in a reasonable commercial manner consistent with maximizing sales of Products in the Territory and with the applicable Marketing Plan. Agent's obligations as Ortec's agent hereunder shall include using commercially reasonable efforts to maintain appropriate Product inventory availability levels, ship Products to fill orders, invoice and collect from customers payments for the Products and remit such collections to Ortec in accordance with Section 3(c). In addition, Agent shall be responsible for developing a Marketing Plan for each new Product indication to be marketed by Agent in the Territory under this Agreement. Agent shall not in any manner condition sales of the Products to any customer on such customer's purchase of Unrelated Products sold by Agent and Agent shall not in any manner condition sales of Unrelated Products to any customer on such customer's purchase of the Products.

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                  (ii) In addition to Agent's obligations set forth in clause
         (i) above, during the period (the "Initial VLU Marketing Period") commencing on the Effective Date and ending on the sixteen month anniversary of the date on which Orcel'r' receives Regulatory Approval for the treatment of VLU ("VLU Approval Date"), Agent shall spend a minimum of US$3,927,900 (representing $4,000,000 minus the aggregate amount spent by Agent in support of Agent's Marketing Efforts for the VLU indication prior to execution of this Agreement) (the "Initial VLU Marketing Amount") in support of Agent's Marketing Efforts for the VLU indication; provided, however, that, of the Initial VLU Marketing Amount, Agent shall spend a minimum of US$927,900 (representing $1,000,000 minus the aggregate amount spent by Agent in support of Agent's Marketing Efforts for the VLU indication prior to execution of this Agreement) during the period commencing on the Effective Date and ending on the four month anniversary of the VLU Approval Date.

                  (iii) During the period commencing on the date that is six months prior to the Expected DFU Approval Date and ending on the eighteen month anniversary of the date on which Orcel'r' receives Regulatory Approval for the treatment of DFU, Agent shall spend a minimum of US$1,000,000 (the "Initial DFU Marketing Amount") in support of Agent's Marketing Efforts for the DFU indication.

                  (iv) For each full Target Year following the expiration of the Initial VLU Marketing Period, Agent shall spend a minimum amount equal to (x) 95% of (y) the amount equal to 10% of the Target Revenue Amount (as set forth in Exhibit B) applicable to such Target Year (the amount represented by clause (y), the "Ongoing Marketing Amount"), in support of Agent's Marketing Efforts for Product, provided that any amount spent by Agent during any such Target Year in excess of 100% of the applicable Ongoing Marketing Amount, which excess expenditure has been approved in advance and in writing by Ortec (such approval not to be unreasonably withheld or delayed), shall be counted and applied towards the calculation of the Ongoing Marketing Amount for the immediately following Target Year. For the full calendar months (in the aggregate) following the expiration of the Initial VLU Marketing Period but prior to the commencement of the immediately following new Target Year, Agent shall spend a minimum amount equal to 95% of the product of (A) the Ongoing Marketing Amount applicable to such current Target Year and (B) the quotient of (i) the number of full calendar months remaining in such current Target Year divided by (ii) twelve.

                  (v) The Initial VLU Marketing Amount, the Initial DFU Marketing Amount and the Ongoing Marketing Amount shall include all internal costs (which shall be Fully Burdened Costs) and all external costs (i.e., consisting of payments to Third Parties), actually incurred or accrued by or on behalf of Agent in support of Agent's Marketing Efforts, including all costs related to the development of the Marketing Plan for an indication, and in connection with the provision of Reimbursement Support Services (as defined in Section 10). Within thirty (30) days after the end of each six-month period of each Target Year of the Term, Agent shall provide Ortec with a report setting forth in reasonably sufficient detail Agent's calculation of the Fully Burdened Costs incurred by Agent in support of Agent's Marketing Efforts during the prior six-month period.

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         (c) Invoicing and Collections. Subject to Section 2 of the Consent and
Agreement, Agent shall comply with the following provisions in connection with invoicing customers and collecting payments from customers on behalf of Ortec hereunder:

                  (i) Prior to the eighth business day of each month, Agent shall pay to Ortec into the Lockbox Account the following amount in respect of invoices issued to customers for Products:

                  (A) any amounts collected during the immediately preceding calendar month from such customers (other than amounts already paid to Ortec into the Lockbox Account pursuant to clause (ii) below) on behalf of Ortec pursuant to such invoices (less Commissions and Transaction Fees payable to Agent as provided in Section 4 and which are attributable to such invoices), minus

                  (B) any amounts invoiced, due and payable by Ortec to Agent pursuant to the Manufacturing Agreement during the immediately preceding calendar month for services and deliverables provided by Agent thereunder, minus

                  (C) any amounts previously paid by Agent to Ortec pursuant to this Section 3(c)(i) which are attributable to invoiced Products subsequently returned by customers due to Product being damaged as a result of a defect in or malfunction of a TRS Machine or TRS Tray, minus

                  (D) any amounts previously paid by Agent to Ortec pursuant to this Section 3(c)(i) which are attributable to invoiced Products manufactured by a Person other than Agent and which are subsequently returned by customers due to Product being defective, minus

                  (E) Transaction Fees attributable to a shipment of Product to a customer in replacement of Product returned by such customer for the reasons described in clause (C) or (D) above, minus

                  (F) shipment fees reimbursed to, or paid for by Agent on behalf of, a customer in connection with a return shipment of Product to Agent for the reasons described in clause (C) or
                  (D) above;

         provided, however, that clauses (C) and (D) shall only apply in cases where a refund of the applicable invoiced amount is actually paid by Agent to a customer. Agent shall use commercially reasonable efforts to collect from customers payments of all invoices. Each such payment to Ortec shall be accompanied by a statement reasonably detailing the calculation of the Commissions and Transaction Fees deducted from such payment.

                  (ii) Other than with respect to returned Products for the reasons described in Section 3(c)(i)(C) or 3(c)(i)(D) above, Agent shall retain the risk of collectibility of accounts receivable relating to all Products sold under this Agreement. As such, with


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         respect to any accounts receivable not collected by Agent within ninety
         (90) days (the "Allowed Collection Period") after the applicable invoice issuance date (excluding any Applicable Sales Tax portion of an uncollected invoice, each, an "Overdue Invoice Amount"), Agent shall pay to Ortec into the Lockbox Account, on or prior to the last business day of the calendar month within which one hundred (100) days (the "Overdue Payment Period") after the invoice issuance date falls, the following amount (the "Section 3(c)(ii) Amount"): (A) the Overdue Invoice Amount less (B) (x) any Commissions and Transaction Fees payable to Agent as provided in Section 4 and which are attributable to such Overdue Invoice Amount and (y) any Pro Rata Manufacturing Fees attributable to such Overdue Invoice Amount, but only to the extent of any overdue invoiced amounts payable by Ortec to Agent under the Manufacturing Agreement, in which event the amount of such Pro Rata Manufacturing Fees not paid into the Lockbox Account shall be deducted from and applied to such overdue invoiced amounts payable by Ortec to Agent. Prior to the end of the 1st Target Year, the parties shall reconsider whether the duration of the Allowed Collection Period should be increased, taking into consideration the average period of time (the "Average Reimbursement Period") it takes for customers of Products in the Territory to obtain reimbursement of the cost of Product from third-party payors (e.g., Medicare). If the Average Reimbursement Period, which shall be reasonably determined in good faith by Agent based on a survey of customers in the Territory, exceeds seventy-five
         (75) days, each of the Allowed Collection Period and the Overdue
         Payment Period shall be increased by such excess number of days; provided, however, that the Allowed Collection Period and the Overdue Payment Period shall not exceed one hundred twenty (120) days and one hundred fifty (130) days, respectively. In the event of the foregoing, Agent shall provide Ortec with the results of such survey.

                  (iii) For purposes of this Agreement, Agent shall use the following procedures in matching payments received from customers to invoices relating to sales of Products hereunder: with respect to any payment received from a customer, if more than one invoice is outstanding with respect to such customer's account, Agent shall use commercially reasonable efforts to match invoices to applicable customer payments. If after such efforts Agent is unable to match any payment to a particular invoice, Agent shall apply the "first-in, first-out" principle in determining the invoice to which such payment applies. One or more invoices issued on the same date shall be aggregated and treated as a single invoice for purposes of this paragraph.

         (d) Reports. Within fifteen (15) days after the end of each month during the Term, Agent shall provide Ortec with monthly reports relating to Agent's Marketing Efforts and Product sales, invoices outstanding, collections, inventories and other matters relevant to this Agreement in respect of such month as Ortec shall reasonably request from time to time.

         (e) Access to Information; Audit. Agent shall furnish or cause to be furnished to a mutually agreeable independent certified public accountant access, during normal business hours and upon reasonable prior notice, to such information (including all relevant books and records of Agent) as reasonably requested by Ortec to the extent such information relates to Agent's activities under this Agreement. Furthermore, Ortec shall have the right (through such accountant) to review and audit such information (including all relevant books and records of

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Agent) to its satisfaction for purposes of determining Agent's compliance with the terms of this Agreement. Such accountant shall be bound in confidence to disclose only noncompliance with the terms of this Agreement. If Agent has underpaid any amount due, or spent less than any minimum marketing expenditures required to be spent, under this Agreement resulting in a cumulative discrepancy of more than seven and one-half percent (7.5%), Agent shall reimburse Ortec for the costs of such audit (with the cost of the audit to be paid by Ortec in all other cases). If any examination or audit of the records described above discloses an under- or over-payment of amounts due hereunder, the party owing any money hereunder shall pay the same to the party entitled thereto within thirty (30) days after receipt of the written results of such audit pursuant to this clause (e). Ortec's right to audit under this clause (e) shall be exercisable no more than once per calendar year during the Term and the one year period following the end of the Term, in each case in respect of the current or immediately preceding calendar year.

         (f) Sales Tax. Agent shall comply with the following provisions in connection with any Applicable Sales Tax that arises in connection with the sale of Products pursuant to this Agreement. Subject to Section 2 of the Consent and Agreement, on behalf of Ortec, Agent shall (i) collect Applicable Sales Tax on behalf of Ortec from customers of Products; (ii) separately set forth any Applicable Sales Tax on invoices issued to customers of Products; and (iii) separately designate as "Sales Tax" any Applicable Sales Tax amounts remitted to Ortec pursuant to Section 3(c). Ortec shall indemnify, hold harmless, and defend Agent from any and all Losses (as defined below), including any interest or penalties, with respect to sales taxes that arise in connection with the sale of Products pursuant to this Agreement; provided, however, that Agent shall not be entitled to any such indemnification or other action by Ortec with respect to any portion of such Losses that arise as a result of the failure by Agent to comply with the provisions of this Agreement or the Consent and Agreement. Ortec shall be responsible for the timely payment of such sales taxes to the appropriate governmental authorities and shall provide to Agent evidence that such sales taxes were timely paid within five (5) days after the earlier of (x) the date of each such payment and (y) the last date on which each such payment shall be due and payable without interest or penalty.

         4. COMMISSIONS; TRANSACTION FEE.

         (a) Agent will be entitled to a commission on the Net Sales of each separate order for Products (the "Commission"). The applicable Commission rate shall be based on the cumulative aggregate amount of Product Units sold under this Agreement, as follows:

        --------------------------------------------------------------------------------------
         Cumulative Aggregate Product Units Sold               Commission Rate (of Net Sales)
        --------------------------------------------------------------------------------------
                     0 - 2000 Units                                          40%
        --------------------------------------------------------------------------------------
                   2001 - 14,500 Units                                       35%
        --------------------------------------------------------------------------------------
                  14,501 - 42,000 Units                                      30%
        --------------------------------------------------------------------------------------
                    Over 42,000 Units                                        27%
        --------------------------------------------------------------------------------------

Agent will be entitled to withhold the applicable Commission from amounts paid by Agent to Ortec with respect to related customer invoices pursuant to Section 3(c).

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         (b) In addition to Commissions, Agent will be entitled to a Transaction
Fee (as set forth in Exhibit D) per each separate order shipped by Agent for Products under this Agreement in order to cover Agent's expenses in connection with order processing, distribution, accounts receivable collection and accounting. Agent will be entitled to withhold the applicable Transaction Fees from amounts paid by Agent to Ortec with respect to related customer invoices pursuant to Section 3(c).


         5. TERM OF AGREEMENT. The term of this Agreement shall commence on the Effective Date and shall continue until the date that is six (6) years after the Launch Date (the "Initial Expiration Date"), unless terminated earlier pursuant to Section 11 below (the "Term"). The Term shall be automatically extended beyond the Initial Expiration Date for successive periods of one (1) year each unless and until either Ortec or Agent gives the other written notice, at least six (6) months prior to the Initial Expiration Date or any anniversary thereof to which the Term has then been extended, that the notifying party has elected not to extend the Term beyond the Initial Expiration Date or such anniversary thereof to which the Term has then been extended, as the case may be.


         6. PROMOTION; PRODUCT SUPPLY; THAW RINSE SYSTEM; PRICE.

         (a) Promotion. Agent will use commercially reasonable efforts to market and promote the Products in the Territory in accordance with the applicable Marketing Plan.

         (b) Source. During the Term, pursuant to, but except as provided in, the Manufacturing Agreement, Agent shall be the exclusive source of Products for all orders for Products solicited or received by Agent under this Agreement. At any time during the Term in which Agent is not the exclusive source of Products for the Territory, Ortec shall use its commercially reasonable efforts to timely supply Agent with, or cause to have supplied to Agent, its requirements of Products in connection with this Agreement consistent with maximizing sales of Products in the Territory.

         (c) TRS Machines; TRS Trays.

                  (i) Prior to November 30, 2004, Ortec shall ensure that a minimum of forty (40) TRS Machines are available and ready for prompt shipment to Agent. Ortec shall deliver to Agent that number of such TRS Machines requested by Agent within seven (7) days of a delivery request by Agent. Such TRS Machines shall be distributed by Agent for use by customers of Products in the Territory. Prior to December 31, 2005, the parties shall agree upon a commercially reasonable plan of distribution with respect to the provision of additional TRS Machines to customers in the Territory ("TRS Distribution Plan"), taking into consideration the number of Product Units purchased by a customer and the cost of the TRS Machines at such time. Ortec shall be responsible for manufacturing and delivering to Agent TRS Machines pursuant to the TRS Distribution Plan. In addition, Ortec shall provide to Agent the operating instructions for the TRS Machines. Agent shall be responsible for distributing the TRS Machines to customers in the Territory pursuant to the TRS Distribution Plan. Ortec shall use all commercially

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         reasonable efforts to manufacture (or cause to be manufactured), make available and deliver to Agent enough TRS Machines in order to satisfy customer demand and use of the Products in the Territory.

                  (ii) Prior to November 30, 2004, Ortec shall ensure that a minimum of five hundred (500) TRS Trays are available and ready for prompt shipment to Agent. Ortec shall deliver to Agent that number of such TRS Trays requested by Agent within seven (7) days of a delivery request by Agent. Such TRS Trays shall be distributed by Agent for use by customers of Products in the Territory. Within sixty (60) days prior to each calendar quarter, Agent shall place an order for the quantity of TRS Trays Agent will need for distribution to customers during such calendar quarter. Ortec shall ensure that the TRS Trays ordered by Agent are available and ready for shipment to Agent within thirty (30) days after such order is placed. Ortec shall deliver to Agent that number of TRS Trays requested by Agent within seven (7) days of each such delivery request (but, in no event, sooner than 30 days after the original order for such TRS Trays is placed by Agent). Ortec shall use all commercially reasonable efforts to manufacture (or cause to be manufactured) and deliver to Agent enough TRS Trays in order to satisfy customer demand and use of the Products in the Territory, taking into the account the fact that the total number of TRS Tray units ordered by Agent for distribution during any calendar quarter will likely exceed the total number of Product Units sold in the Territory during such calendar quarter by approximately ten percent of Product Unit sales.

                  (iii) Title to all TRS Machines shall remain with Ortec and shall never vest in Agent or customer. Title to all TRS Trays shall remain with Ortec until transferred to the ultimate customer and will never vest in Agent. Risk of loss with respect to TRS Machines and TRS Trays shall only vest and remain with Agent during those times in which Agent has actual physical custody of such items. Ortec shall be solely responsible for all costs and expenses in connection with the manufacture and delivery (including shipping costs) of TRS Machines and TRS Trays under this Section 6(c).

         (d) Price; Price Changes. Ortec shall retain final decision-making authority with respect to establishing prices for the Products; provided, however, that Ortec shall consult with Agent in the establishment of such prices in the Territory and prior to (but not less than ten business days) making any changes thereto. Agent shall quote and offer prices for the Products to customers on Ortec's behalf in accordance with the prices established by Ortec, provided that Agent may offer commercially reasonable discounts or rebates to customers in the Territory in accordance with such guidelines as may be negotiated, in good faith, and agreed upon (in writing) from time to time by Ortec and Agent during the Term (it being understood and agreed that, other than negotiating such discount guidelines in good faith with Agent, Ortec shall have no obligation to consent to the allowance of discounts or rebates).

         7. TITLE. In accordance with the Manufacturing Agreement, after delivery by Agent to the carrier for shipment, title and risk of loss with respect to Products shall pass to and remain with Ortec until transferred to the ultimate customer and will never vest in Agent thereafter.

         8. ADVERSE EVENT REPORTING.

         (a) Agent shall establish and maintain a system for the receipt, recording and maintenance of Adverse Event information with respect to the Products during regular business hours, which shall comply with all applicable FDA regulations. Agent shall promptly notify the pharmacovigilance representative of Ortec designated pursuant to Section 8(c) of all Adverse Events concerning a Product reported to its personnel. Ortec and Agent shall prepare an Adverse Event reporting form that may be used by the Agent as a basis for such reports. Agent shall promptly notify Ortec of any complaint received by Agent in sufficient detail and in sufficient time to allow Ortec to comply with Adverse Event regulatory requirements imposed upon Ortec with respect to the Products in the Territory. Ortec shall promptly advise Agent of any regulatory developments (e.g., proposed recalls, labeling and other registrational dossier changes, etc.) affecting the Products in the Territory.

         (b) Ortec shall have sole responsibility for notifying the FDA of any Adverse Events relating to a Product. Agent shall assist Ortec by promptly obtaining such follow-up information to the initial report from the reporter as Ortec may reasonably request. Ortec shall hold the master safety database for a Product.

         (c) All Adverse Event information to be reported to Ortec under this
Section 8 shall be reported as follows:

                      Ortec International, Inc.
                      3960 Broadway
                      New York, NY 10032
                      Attention: Steven Peltier
                      Telephone: (212) 740-6999
                      Facsimile: (212) 740-2570
                      E-Mail: steve.peltier@ortecinternational.com

or to such other address, contact person, telephone number, facsimile number or e-mail address as may be specified by Ortec in writing to Agent.

         (d) Ortec shall be responsible for making all determinations as to how Adverse Events concerning a Product will be reported to the FDA.

         9. PRODUCT TRADEMARK; PROMOTIONAL MATERIALS. The Products shall be promoted and sold in the Territory under the Product Trademark. During the Term, Ortec hereby grants to Agent a royalty-free license to use the Product Trademark for the purposes of Agent's promotional activities pursuant to this Agreement and subject to the terms and conditions of this Agreement. Agent shall utilize the Product Trademark only in the format(s) approved by Ortec. The parties agree that Agent shall own all right, title and interest in and to all trade dress, logos and promotional materials created by, for or under Agent's direction in connection with this Agreement, including all intellectual property rights associated therewith (in each case, other than the Product Trademark) (collectively, the "Promotional Materials"). In the event that Ortec notifies Agent of its desire to license or acquire all or a portion of such Promotional Materials from Agent, Ortec and Agent shall negotiate the terms and conditions of such license or acquisition, as applicable, in good faith; provided, however, that if the parties cannot agree upon a royalty rate or purchase price, as applicable, within a reasonable amount of time (but no sooner than sixty days after commencement of negotiations), such royalty rate or purchase price shall be determined by an independent third party investment bank, or accounting or consulting firm, mutually agreed upon by the parties, which entity shall have experience in valuing intellectual property rights.

         10. REIMBURSEMENT SUPPORT. During the Term, Agent shall provide reasonable reimbursement (i.e., third-party payment for medical products) support services to customers of Products in the Territory ("Reimbursement Support Services"), including reasonable monitoring of customers' claims for reimbursement.

         11. TERMINATION.

         (a) This Agreement may be terminated as follows:

                           (1) In the event of a material breach of this
                  Agreement by either party, the other party shall have the right to deliver a written notice of default to the defaulting party (a "Default Notice"). In the event any such breach is not cured within 90 days after service of the Default Notice, this Agreement shall terminate if the non-defaulting party delivers a written notice of termination to the defaulting party within 180 days after the expiration of such 90-day cure period. The parties agree that the failure of Agent to meet the minimum spending amounts in accordance with clause (ii),
                  (iii) or (iv) of Section 3(b) shall be deemed a material breach of this Agreement, provided that Agent shall have the opportunity to cure any such breach in accordance with this
                  Section 11(a)(1). If the Manufacturing Agreement is terminated for any reason and Agent is no longer the supplier of the Products for the Territory, in no event shall Agent be deemed to be in breach of this Agreement nor shall Ortec have the right to terminate under Section 11(a)(2), if such breach or failure of Agent to meet certain performance obligations (including, without limitation, Agent's obligations to meet certain Minimum Sales Target Amounts under Section 11(a)(2)) is primarily the result of or otherwise attributable to Agent's inability to timely obtain its requirements of Product from any subsequent supplier of Product and/or Ortec in connection with its performance under this Agreement.

                           (2) By Ortec after the twelve (12) month anniversary
                  of the Effective Date and anytime thereafter, upon six (6) month's prior written notice to Agent (which notice may not be sent prior to such twelve month anniversary), if the aggregate sales of Product Units under this Agreement attributable to each of the 1st, 2nd, 3rd, 4th, 5th and 6th Target Years (and, if applicable, each New Target Year (as defined in Exhibit A)) do not exceed the Minimum Sales Target Amount set forth in Exhibit A with respect to each such Target Year or New Target Year; provided, however, that (i) in the event that Agent fails to meet the applicable Minimum Sales Target Amount for such a Target Year or New Target Year, Ortec may only exercise its right to terminate this Agreement under this clause (2) prior to the expiration of the sixty (60) day period following end of the applicable

                  Target Year or New Target Year (e.g., if the 2nd Target Year expires on March 31, 2007 and Agent fails to meet the Minimum Sales Target Amount for such Target Year, Ortec must exercise its termination right, if at all, prior to or on May 30,
                  2007), except that, if Ortec does not timely receive the sales report described in Section 3(d) in respect of sales for the last month of such Target Year or any other monthly sales report due hereunder by the end of such Target Year, such 60-day period shall be extended by one day for each day that such sales report is late, and (ii) Ortec shall have no right to terminate this Agreement under this clause (2) if Agent's failure to meet the applicable Minimum Sales Target Amount is primarily due to (x) the unavailability of enough Product Units to Agent, either from Agent's own production under the Manufacturing Agreement or from third party manufacturing sources arranged by Ortec, provided that this clause (x) shall have no effect (i.e., Ortec shall once again have the right to terminate this Agreement under and in accordance with this clause (2)) in respect of the first full Target Year following the expiration of the six-month period after the completion of a New Custom Production Suite or the occurrence of an Other Capacity Event, whichever is earlier, and each Target Year thereafter, (y) a Force Majeure on the part of Agent or the suspension of Ortec's license or authority to commercialize Orcel'r' for the VLU or DFU indication in the Territory, or
                  (z) Ortec's failure to make available to Agent enough TRS Machines in accordance with the TRS Distribution Plan and/or TRS Trays for the TRS Machines already delivered in order to satisfy customer demand and use of the Products in the Territory, except when such failure on the part of Ortec is due primarily to the failure of Agent to accurately and timely forecast such demand.

                           (3) By Agent, upon six (6) month's prior written
                  notice to Ortec, if the average of the monthly sales of Product Units under this Agreement attributable to any consecutive six-month period during the Term, commencing with the period starting on January 1, 2007, does not equal or exceed 1500 Product Units (such an event, a "Section 11(a)(3) Termination Event"). For the avoidance of doubt, the average of monthly sales for any six-month period shall be calculated by dividing the sum of all Product Units sold by Agent during the applicable six-month period by six; provided, however, that in the event a Section 11(a)(3) Termination Event occurs, Agent may only exercise its right to terminate this Agreement under this clause (3) within 45 days following the expiration of the applicable six-month period.

                           (4) By either party, by written notice to the other
                  party, if the other party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state bankruptcy, insolvency, liquidation, receivership or similar law (a "Bankruptcy Law"), (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets,
                  (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing or (vii) be subject to the commencement of any involuntary proceeding or the filing of any involuntary petition in a court of competent jurisdiction seeking (A) relief in respect of such party or of a substantial part of its property or assets under any Bankruptcy Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets or (C) the winding-up or liquidation of such party; and in the case of this clause (vii) such proceeding or petition shall continue undismissed for 120 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days.

                           (5) By Agent, by written notice to Ortec, if Ortec
                  has not received Regulatory Approval for Orcel'r' for the VLU indication prior to or on April 1, 2005.

                           (6) By Agent, by written notice to Ortec, if Ortec's
                  license or authority to commercialize Orcel'r' in the Territory is (i) suspended by the FDA for a period in excess of ninety (90) consecutive days or (ii) rescinded by the FDA, in each case other than due to a cause for which Agent is solely responsible and at fault.

                           (7) By either party, upon the occurrence of a Change
                  in Control of Ortec; provided, however, that (i) the terminating party shall provide the other party with at least six month's prior written notice of termination pursuant to this provision, (ii) if Ortec terminates this Agreement pursuant to this provision, Ortec shall pay to Agent the Termination Fee by wire transfer to an account designated by Agent prior to the effective date of such termination, and
                  (iii) Agent may only terminate this Agreement pursuant to this provision if Agent reasonably determines that (x) the acquiring entity or successor to Ortec, as the case may be, is a direct or indirect competitor of Agent or any of its Affiliates or (y) such Change of Control of Ortec has or may otherwise have an adverse financial impact on Agent's and/or its Affiliates' business or operations.

         (b) Upon the termination of this Agreement for any reason, the parties shall cooperate to effect the transfer to Ortec or Ortec's designee of the responsibilities of Agent hereunder (including, without limitation, the transfer by Agent to Ortec or Ortec's designee of inventories of Products and accounts receivable).

         (c) Upon termination of this Agreement for any reason, Agent shall promptly provide Ortec with originals or copies of all account and business information, including, without limitation, (i) customer lists, (ii) account records, (iii) account balances, (iv) current inventory levels and (v) other records or information, in each case to the extent relating to the business conducted under this Agreement, that Ortec may reasonably request.

         (d) Remedies for breach, obligations to make payments (for Products shipped prior to termination) and Sections 13 through 25 shall survive termination.

         12. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable, directly or indirectly, by Ortec or Agent without the prior written consent of the other party (which may not be unreasonably withheld or delayed), except (i) to an Affiliate of a party so long as such Affiliate agrees in writing to be bound by the terms of this Agreement or (ii) in connection with a Change in Control. The assigning party shall remain primarily liable hereunder notwithstanding any such assignment. Any attempted assignment in violation hereof shall be void.

         13. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (two business days in the case of express mail or overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (i) if to Agent,

                   Cambrex Bio Science Walkersville, Inc.
                   8830 Biggs Ford Road
                   Walkersville, Maryland 21793
                   Fax: (301) 845-6099
                   Attention: N. David Eansor, President of BioProducts Strategic Business Unit

                   with a copy to:

                   Cambrex Corporation
                   One Meadowlands Plaza
                   East Rutherford, New Jersey 07073
                   Fax: (201) 804-9852
                   Attention: Peter E. Thauer, General Counsel

                   (ii) if to Ortec,

                   Ortec International, Inc.
                   3960 Broadway
                   New York, NY 10032
                   Fax: (212) 740-2570
                   Attention: Ron Lipstein, Vice Chairman & CEO

                   with a copy to:
                   Feder Kaszovitz Isaacson Weber Skala Bass & Rhine, LLP 750 Lexington Avenue, 23rd Floor
                   New York, NY 10022

                   Fax: (212) 888-7776
                   Attention: Gabriel Kaszovitz, Esq.

         14. REPRESENTATIONS AND WARRANTIES; COVENANTS.

         (a) Due Organization, Valid Existence and Due Authorization. Each party hereby represents and warrants to the other party, as of the date hereof, as follows: (a) Such party (i) is duly organized and validly existing under the laws of its place of incorporation or organization; (ii) has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (b) the execution and performance by such party of its obligations under this Agreement does not constitute a breach of, or conflict with, its organizational documents or any material agreement or arrangement, whether written or oral, by which it is bound; and (c) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity)).

         (b) Consents. Each party hereby represents and warrants to the other party, as of the date hereof, that all necessary consents, approvals and authorizations of all governmental authorities and other third parties required to be obtained by such party in connection with the execution, delivery and performance of this Agreement have been obtained.

         (c) Compliance with Law. Each party shall comply with all applicable laws and regulations (including FDA regulations) in the discharge of its obligations as set forth in this Agreement.

         (d) Product Claims. Neither party shall make any medical or promotional claim for the Product beyond the scope of the relevant Regulatory Approval(s) then in effect for the Product.

         (e) Intellectual Property. Ortec hereby represents and warrants that
(i) the use of the Product Trademark in the Territory will not infringe a trademark of a Third Party, and (ii) subject only to Paul Royalty's rights under the Paul Royalty Transaction Agreements as such agreements exist on the date hereof, Ortec has, and will have throughout the remainder of the Term, all right, power and authority to commercialize the Products in the Territory, and neither Ortec nor any of its Affiliates is aware of any rights of any Person that have been or will or may be infringed by the commercialization of the Products in the Territory. Neither Ortec nor any of its Affiliates has notice that any Person has claimed that the use or sale in the Territory of the Products infringes rights of any Person.

         15. INDEMNIFICATION.

         (a) Ortec shall indemnify, hold harmless, and defend Agent from any and all liability, loss, claims, lawsuits, damages, injury, settlements, costs and expenses whatsoever (as incurred), including but not limited to court costs and reasonable attorneys' fees (collectively, the

"Losses"), arising out of or related to (i) the Products or the use thereof or (to the extent relevant to infringement, product liability or similar claims) distribution thereof, except to the extent such Losses result from a breach by Agent of the Product Warranties (as defined in Manufacturing Agreement), (ii) the TRS Machines and TRS Trays, or the use thereof, (iii) any breach by Ortec of any representation, term, covenant or condition contained in this Agreement or
(iv) any gross negligence or willful misconduct by Ortec in the performance of its obligations under this Agreement.

         (b) Agent shall indemnify, hold harmless, and defend Ortec from any and all Losses arising out of or related to (i) any breach by Agent of any representation, term, covenant or condition contained in this Agreement or (ii) any gross negligence or willful misconduct by Agent in the performance of its obligations under this Agreement.

         16. LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY ANY OTHER PARTY, EXCEPT TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A THIRD-PARTY CLAIM.

         17. NON-COMPETITION. During the Term, Agent shall not sell or distribute, on behalf of itself or any Third Party, any Competitive Product.

         18. NON-SOLICITATION. Each party agrees not to employ or solicit for employment (or for use as an independent contractor), any employee of the other party or its Affiliates during the Term and for a period of two years thereafter, except with such other party's prior written consent; provided, however, that, during the six-month period following the termination of this Agreement, Ortec shall have the right to offer employment to those sales representatives/agents employed by Agent who are responsible for marketing the Product and who are not involved in the marketing of any other product on behalf of Agent.

         19. NO THIRD PARTY BENEFICIARY. None of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement.

         20. GOVERNING LAW. This Agreement shall be construed and governed by the laws of the State of New York without regard to the conflicts provisions thereof.

         21. NO PARTNERSHIP RELATION. The parties hereto intend that no partnership, joint venture or similar relationship be created pursuant to this Agreement.

         22. NONWAIVER. Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

         23. ADDITIONAL DOCUMENTS. Each of the parties hereto agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party's rights or obligations pursuant to this Agreement.

         24. ENTIRE AGREEMENT; MODIFICATION; SEVERABILITY. Other than the Manufacturing Agreement and the Consent and Agreement, there are no other agreements or understandings, written or oral, between the parties, regarding this Agreement. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modifications shall be attached to this Agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions hereby is not affected in any manner materially adverse to either party. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which between the parties comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         25. AUTHORIZATION. The persons executing this Agreement have due power and authority to so execute this Agreement.

         26. SECTION HEADINGS. The section headings set forth herein are for purposes of convenience only, and shall have no bearing whatsoever on the actual content of this Agreement.

         27. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same agreement.

         28. FORCE MAJEURE. In the event of strikes, lock-outs or other industrial disturbances, rebellions, mutinies, epidemics, landslides, lightning, earthquakes, fires, hurricanes or other storms, floods, sinking, drought, civil disturbances, explosions, acts or decisions of duly constituted municipal, state or national governmental authorities or of courts of law, as well as impossibility to obtain equipment, supplies, fuel or other required materials, in spite of having acted with reasonable diligence, or by reason of any other causes which are not under the control of the party requesting the abatement of performance, or causes due to unexpected circumstances which are not possible to eliminate or overcome with due diligence by such party ("Force Majeure"), the parties agree that, if either Agent or Ortec finds itself wholly or partially unable to fulfill its respective obligations under this Agreement by reasons of Force Majeure, the party affected shall advise such other party in writing of its inability to perform, giving a detailed explanation of the occurrence of the event which excuses performance as soon as possible after the cause or event has occurred. If such notice is given, the performance of the party giving the notification shall be abated, and any time deadlines shall be extended for so long as performance may be prevented by Force Majeure; provided, however, that in the event the suspension of performance continues for more than ninety (90) days after the date of the occurrence of such

Force Majeure, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure, the nonaffected party may terminate this Agreement immediately by written notice to the other party. No party shall be required to make up any performance that was prevented by Force Majeure.

         29. SARBANES-OXLEY COMPLIANCE. During the Term, each party shall reasonably cooperate with the other party (the "Complying Party') in order for the Complying Party to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations thereto, in each case to the extent such cooperation is related to the transactions contemplated by this Agreement.

         IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

CAMBREX BIO SCIENCE WALKERSVILLE, INC.


By:   /s/ David Eansor
   -----------------------------
   Title: President, BioProducts
   Name: N. David Eansor


ORTEC INTERNATIONAL, INC.


By:   /s/ Ron Lipstein
   -----------------------------
   Title: Chief Executive Officer/Vice Chairman
   Name: Ron Lipstein

                                    EXHIBIT A

                          MINIMUM SALES TARGET AMOUNTS


The Minimum Sales Target Amount for each Target Year shall equal 75% of the Total US Forecast Amount (as defined below):

         "Total US Forecast Amount" with respect to each Target Year is defined as:

                  1st Target Year:  10,000 Product Units
                  2nd Target Year:  25,000 Product Units
                  3rd Target Year:  40,000 Product Units
                  4th Target Year:  60,000 Product Units
                  5th Target Year:  80,000 Product Units
                  6th Target Year:  100,000 Product Units

Notwithstanding the foregoing, in the event that (i) Ortec does not receive Regulatory Approval of Orcel'r' for the VLU indication prior to or on March 31, 2005, (ii) Ortec does not receive Regulatory Approval of Orcel'r' for the DFU indication by July 1, 2007, (iii) the FDA approved label for the Product incorporates commercially significant restrictions that could significantly restrict usage of the Product or the patient population, or (iv) Ortec does not pay to Agent the Construction Fee (as defined in the Manufacturing Agreement) when such fee becomes due and payable under the Manufacturing Agreement, the Minimum Sales Target Amounts set forth above for the Target Years shall no longer apply, and Ortec and Agent shall renegotiate in good faith and promptly agree upon a new Minimum Sales Target Amount for each such Target Year.

If this Agreement has not been terminated prior to the end of the ninth month of the 6th Target Year or of each succeeding Target Year thereafter, and is expected to remain in effect during the Target Year following each such year (starting with the 7th Target Year, each a "New Target Year"), the parties shall promptly negotiate in good faith and agree upon a Minimum Sales Target Amount for each New Target Year, taking into account the then most recent sales and forecast information available to the parties; provided, however, that the Minimum Sales Target Amount for each New Target Year shall not be less than 75,000 Product Units.

                                    EXHIBIT B

                              TARGET REVENUE AMOUNT

"Target Revenue Amount" with respect to each applicable Target Year is defined as the amount equal to 75% of the product of (i) the Total US Forecast Amount for such Target Year and (ii) the lower of (x) One Thousand One Hundred Dollars ($1100) and (y) the average price of a Product Unit during the prior Target Year.

                                    EXHIBIT C

                              FULLY BURDENED COSTS

Fully Burdened Cost will be unique for each Product-Related Employee but may include the following:

     o Base Salary
     o Bonus/Commission
     o Benefits
       o Charged as a Fixed Percentage of Base + Bonus/Commission
       o Fixed Percentage set by Agent's ultimate parent entity and adjusted on an annual basis
       o For 2004 the Fixed Percentage is 35%
     o Travel and Entertainment
     o Human Resources support - $4,000 per Product-Related Employee
     o Training
     o Office Supplies
     o Telephone
     o Auto

* Fully Burdened Costs shall be prorated for any Product-Related Employee who allocates his/her time between sales of Products and sales of Unrelated Products.

                                    EXHIBIT D

                                 TRANSACTION FEE

The Transaction Fee amount applicable to an order of Products shall be calculated based upon the (i) the size (i.e., small box or large box) and (ii) number of boxes required for shipment of an order. A small box holds 1 to 3 Product Units. A large box holds 4 to 10 Product Units.

The Transaction Fee associated with each box type is as follows:


----------------------------------------------------------------------------------------------------
                                                                Small Box                 Large Box
----------------------------------------------------------------------------------------------------
Raw Materials (Box, Dry Ice, etc)                                $ 22.91                     $ 32.34
----------------------------------------------------------------------------------------------------
Freight                                                          $ 30.25                     $ 43.89
----------------------------------------------------------------------------------------------------
Labor                                                            $ 25.98                     $ 25.98
----------------------------------------------------------------------------------------------------
Total                                                            $ 79.14                    $ 102.21
----------------------------------------------------------------------------------------------------

Example: If a customer submits an order for 12 Product Units, the Transaction Fee applicable to such order shall equal $181.35. The calculation is as follows:

                             $79.14  (Small Box containing 2 Product Units)

                           + $102.21 (Large Box containing 10 Product Units)
                           -------------------------------------------------

                             $181.35 (Total Transaction Fee/Order)

* The parties acknowledge and agree that Agent has had no participation or involvement in the design of the Product package or the shipping/stability studies conducted with respect to such packaging. In addition, the parties acknowledge and agree that the Transaction Fee has been determined based upon information provided to Agent by Ortec relating to dry ice requirements and stability. In the event that such information is incorrect, the Transaction Fee shall be promptly adjusted in accordance with the following paragraph.

** On a quarterly basis during the first year after Regulatory Approval of the VLU indication and on an annual basis thereafter, Agent shall evaluate the actual costs of raw materials, freight and labor associated with order entry/processing and distribution (including obtaining Product Units from inventory, packaging, labeling and shipment) of Products hereunder. The Transaction Fee shall be adjusted upwards or downwards in order to take into account any increase or decrease, respectively, of such actual costs (in the aggregate). Agent shall provide Ortec with written notice of any such adjustments at least 30 days prior to implementation thereof, together with reasonable data supporting any such increase or decrease.